Exhibit 10.6

January 2, 2007

Mr.  Bryan Kenyon
CFO
Trycera Financial, Inc.
18023 E. Sky Park Circle, Suite G
Irvine, CA  92614

Dear Bryan:

     Curo Capital, LLC, (the "Company") is in the business of asset management, investment banking and corporate advisory services. As part of its operating structure, its principals provide fiduciary services to Trycera Financial, Inc. ("Trycera"), and its Board of Directors. As part of the services associated with Trycera's Office of the Chairman and as previously discussed in person, the Company requests compensation for office space and administrative services based on the parameters outlined below:

Trycera agrees to pay Company $1,000.00 per month towards the Company's office lease activities associated with Trycera's Office of the Chairman (the "Rent").

     (a) Trycera shall continue paying the Rent to Company until the Company lease expires on 12/31/08, or until such a time as other arrangements are determined, which would be amended to this letter agreement.

     (b) For your convenience, any notice required by this letter shall be effective after actual receipt by the receiving party when delivered by facsimile or reputable overnight courier if properly addressed and prepaid. Notices shall be sent to the addresses set forth below, unless either party notifies the other in writing of an address change.

               If to Company: Curo Capital, LLC
                              2 San Joaquin Plaza, Suite 240
                              Newport Beach, CA 92660
                              Fax:  (949) 721-1472
                              Attention:  Alan S. Knitowski

               If to Trycera: Trycera Financial, Inc.
                              18023 East Sky Park Circle, Suite G
                              Irvine, California 92614
                              Fax: (949) 273-4310
                              Attention: Bryan Kenyon

Representations and Warranties.
-------------------------------
     Company represents and warrants that: (i) it is a corporation or other applicable entity duly organized, validly existing and in good standing under the laws of the State of Delaware; (ii) it has the lawful right, power, authority and capacity to enter into this Agreement; (iii) the person signing this Agreement is authorized to do so; and (iv) neither the execution nor the performance of this Agreement shall constitute a violation of or interfere with Company's obligations to any third party.



Curo Capital/Trycera Financial Letter Agreement
                       Curo Capital LLC Confidential            Page 1 of 4

     Trycera represents and warrants that: (i) it is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada; (ii) it has the lawful right, power, authority and capacity to enter into this Agreement; (iii) the person signing this Agreement is authorized to do so; and (iv) neither the execution nor the performance of this Agreement shall constitute a violation of or interfere with Trycera's obligations to any third party.

Governing Law.
--------------

     This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the California, without giving effect to that body of law concerning conflicts of law.

Arbitration.
------------

     Any controversy, dispute or claim arising out of or relating to this Agreement or breach thereof shall first be settled through good faith negotiation. If the dispute cannot be settled through negotiation within 15 days of the controversy, dispute or claim arising, the parties agree to attempt in good faith to settle the dispute by mediation administered by JAMS. If the parties are unsuccessful at resolving the dispute through mediation within 30 days of reference of the dispute to mediation, the parties agree to binding arbitration administered by JAMS pursuant to its Comprehensive Arbitration Rules & Procedures. Any such arbitration shall be held in Orange County, California. The arbitrator shall determine how all expenses relating to the arbitration shall be paid, including the respective expenses of each party, the fees of the arbitrator and the administrative fee of JAMS. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing parties an opportunity, adequate in the sole judgment of the arbitrator to discover relevant information from the opposing Parties about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the same extent as a competent court of law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator as to the validity and amount of any indemnification claim shall be subject to the limitations set forth in this Agreement and final, binding and conclusive upon the parties. All such decisions shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator. All payments required by the arbitrator shall be made within 30 days after the decision of the arbitrator is rendered. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction.





Curo Capital/Trycera Financial Letter Agreement
                       Curo Capital LLC Confidential            Page 2 of 4



Legal Expenses.
---------------

     Except as provided herein, if any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties will be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

Assignability and Binding Nature.
---------------------------------

     No rights or obligations under this Agreement may be assigned or transferred by Trycera except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which Trycera is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of Trycera, provided that the assignee or transferee is the successor to all or substantially all of the assets of Trycera and such assignee or transferee assumes the liabilities, obligations and duties of Trycera, as contained in this Agreement, either contractually or as a matter of law, and provided Company agrees to such assignment. Trycera further agrees, that in the event of a sale of assets or liquidation as described in the foregoing sentence, it shall take whatever action it is legally entitled to take in order to cause the assignee or transferee to expressly assume the liabilities, obligations and duties of Trycera under this Agreement. Notwithstanding any such assignment, Trycera shall not be relieved from liability under this Agreement. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company, other than its right to receive compensation and benefits, provided such assignment or transfer is otherwise permitted by law.

     IN WITNESS WHEREOF, the parties hereto have executed this office lease letter as of the day and year first above written.


Curo Capital, LLC.                        Trycera Financial, Inc.

By: /s/ Alan S. Knitowski                 By: /s/ Bryan Kenyon
Name: Alan S. Knitowski                   Name: Bryan Kenyon
Title: President, Alternative Investments Title:  CFO




Curo Capital/Trycera Financial Letter Agreement
                       Curo Capital LLC Confidential            Page 3 of 4



Exhibit A:   Payment Schedule
----------   ----------------


Amount payable no later than the fourth day of the month and any pro-rated portions thereof.



















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